                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                           (Amendment No.____)<F*>


                        ENERGY SEARCH, INCORPORATED
                             (Name of Issuer)


                        Common Stock, No Par Value
                      (Title of Class of Securities)


                                29271T 10 7
                              (CUSIP Number)

[FN]
<F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The filing of this schedule shall not be construed as an admission by Charles P. Torrey, Jr. that he is, for purposes of 13(d) and 13(g) of the Securities Exchange Act of 1934, or for any other purposes, the beneficial owner of any securities covered by this schedule.

-------------------------                            -------------------------
CUSIP NO. 29271T 10 7              13 G               PAGE 2 OF 5 PAGES
-------------------------                            -------------------------

------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CHARLES P. TORREY, JR.
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [ ]
     (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY
------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                     325,283
                         -----------------------------------------------------
BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER                      ---
                         -----------------------------------------------------
EACH REPORTING           7.   SOLE DISPOSITIVE POWER                325,283
                         -----------------------------------------------------
PERSON WITH              8.   SHARED DISPOSITIVE POWER                 ---
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                                       325,283
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES<F*>                                                    [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   8.1%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON<F*>                                   IN
------------------------------------------------------------------------------
[FN]
                   <F*>SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13G

             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


ITEM 1(a).     NAME OF ISSUER:   ENERGY SEARCH, INCORPORATED



ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               280 Fort Sanders West Boulevard, Suite 200, Knoxville, Tennessee 37922

ITEM 2(a).     NAME OF PERSON FILING:
               Charles P. Torrey, Jr.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               280 Fort Sanders West Boulevard, Suite 200, Knoxville, Tennessee 37922

ITEM 2(c).     CITIZENSHIP:

               United States of America

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2(e).     CUSIP NUMBER:  29271T 10 7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR RULE 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable


ITEM 4.   OWNERSHIP.

     (a)  Amount Beneficially Owned: 325,283
     (b)  Percent of Class: 8.1%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 325,283
          (ii)  Shared power to vote or to direct the vote: 0
          (iii) Sole power to dispose or to direct the disposition of: 325,283
          (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1999           /s/Charles P. Torrey, Jr.
                                   Charles P. Torrey, Jr.